July 18, 2006

Re: Wells Limited Partnership Wisconsin 2005 State Withholding

Dear Wells L.P. Investor:

In April 2006, we sent a letter to inform you of a change to the Wisconsin law that affected the withholding on your Wells limited partnership investment. Specifically, in late 2005, Wisconsin enacted legislation requiring partnerships with nonresident partners to withhold tax on the income allocable to those partners. The withholding requirement was retroactive to January 1, 2005. As a result, Wells Fund VIII, L.P. and Wells Fund IX, L.P. (the Funds) were required to make an additional 2005 tax payment to Wisconsin on your behalf.

Therefore, we are writing to inform you that in the future, when Wells Fund VIII, L.P. and Wells Fund IX, L.P. have cash available for distribution, the cash distributed to you will be reduced by the additional 2005 Wisconsin tax payment made by the Funds on your behalf. Wisconsin law specifies "to maintain equality among Wisconsin resident and nonresident shareholders, partners, members, or beneficiaries, the pass-through entity should bill nonresidents for the excess credit amount." The Funds are reducing future distributions in lieu of sending you a bill for the amount owed. Your future cash distributions will be reduced by the 2005 tax under withheld in the amount of $<< >>. Once the 2005 amount has been collected, no additional reductions will be made related to 2005.

If you have any questions about how this new law may affect you, we recommend that you consult with your tax advisor regarding your personal situation. You also may contact a Wells Client Services Specialist at 800-557-4830 from Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET).

Thank you for investing with Wells Real Estate Funds.

Sincerely,

/s/ Richard Scott

Richard Scott

Vice President

Client Relations

Wells Client Services

cc: Financial Representative